Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of

February 23, 2005

between

AETNA INC.

and

MAGELLAN HEALTH SERVICES, INC.

i

ii

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.	Conditions to Obligations of Buyer and Seller
Section 10.02.	Conditions to Obligation of Buyer
Section 10.03.	Conditions to Obligation of Seller

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.	Survival
Section 11.02.	Indemnification
Section 11.03.	Procedures for Third Party Claims
Section 11.04.	Procedures for Direct Claims
Section 11.05.	Purchase Price Adjustment and Interest

ARTICLE 12
TERMINATION

Section 12.01.	Grounds for Termination
Section 12.02.	Effect of Termination

ARTICLE 13
MISCELLANEOUS

Section 13.01.	Notices
Section 13.02.	Amendments and Waivers
Section 13.03.	Expenses
Section 13.04.	Successors and Assigns
Section 13.05.	Governing Law
Section 13.06.	Jurisdiction
Section 13.07.	WAIVER OF JURY TRIAL
Section 13.08.	Counterparts; Third Party Beneficiaries
Section 13.09.	Entire Agreement
Section 13.10.	Captions

Exhibit A	Assignment and Assumption Agreement

iii

ASSET PURCHASE AGREEMENT

AGREEMENT dated as of February 23, 2005 between AETNA INC., a Pennsylvania corporation (“Buyer”), and MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (“Seller”),

W I T N E S S E T H :

WHEREAS, Seller and its Subsidiaries conduct a business, excluding the Claims Processing Business (as defined herein), (the “Business”) which operates and manages the provision of behavioral healthcare services to members of the healthcare plans of Buyer and its Subsidiaries pursuant to the Master Service Agreement dated as of August 5, 1997 between Buyer, Seller and Human Affairs International, Incorporated, a Subsidiary of Seller, as amended from time to time after the date thereof (as so amended, the “MSA”);

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Aetna Addendum” shall have the meaning set forth in Schedule 3 to the MSA.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

 “Claims Processing Business” means the operation and management by the Seller and its Subsidiaries of claims processing services for the Business.

“Closing Date” means the date of the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software, (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques, algorithms and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Key Software” means software used or held for use in the conduct of the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

 “Note” means the promissory note issued by Seller to Buyer under the MSA.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Seller Entities” means Seller and each Subsidiary of Seller that holds Purchased Assets or is subject to Assumed Liabilities.

“Subsidiary” of any Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transaction Documents” means this Agreement, the Network Rental Agreement, the Transition Services Agreement, the License Agreement and any other agreement to be entered into in accordance with the terms hereof.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Allocation Statement	2.06
Apportioned Taxes	8.03
Assumed Liabilities	2.03
Benefit Arrangements	9.01
Business	Recitals
Buyer	Preamble
Category I Contract	2.08
Category II Contract	2.08
Category III Contract	2.08
Closing	2.07
Closing Network Adjustment	2.08
Code	8.01
Contracts	2.01
Damages	11.02
Dedicated Staff	9.01
Defined Benefit Plan	9.01
Employee Plans	9.01
Environmental Laws	3.13
Excluded Assets	2.02

Term	Section
Excluded Liabilities	2.04
Final Network Adjustment	2.09
Final Determination	11.05
Indemnified Parties	11.03
Indemnifying Parties	11.03
IRS	9.01
Key Software	7.06
License Agreement	7.06
MSA	Recitals
Multi-Employer Plan	9.01
Network Rental Agreement	2.07
Non-Relevant Employees	9.02
Other Consents	3.05
Permits	3.11
Permitted Liens	3.08
Petty Cash	2.01
Post-Closing Tax Period	8.03
Pre-Closing Tax Period	8.01
Provider Contracts	3.14
Purchased Assets	2.01
Purchase Price	2.06
Real Property	3.08
Relevant Employees	9.02
Remaining Note Amount	2.07
Representatives	11.02
Required Consents	3.05
Revised Network Adjustment	2.08
Revised Network Adjustment Sheet	2.08
Seller	Preamble
Seller Trademarks and Tradenames	7.04
Shortfall	2.07
Tax	8.01
Taxing Authority	8.01
Third Party Claims	11.03
Transitional Services Agreement	7.06
WARN Act	7.05
Warranty Breach	11.02

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used primarily in the conduct of the Business by Seller or any of its Subsidiaries (the “Purchased Assets”), and including, without limitation, all right, title and interest of Seller or any of its Subsidiaries in, to and under:

(a)           all real property and leases of, and other interests in, real property used or held for use primarily in the conduct of the Business, in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.08(a);

(b)           all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, supplies, spare and replacement parts, fuel and other tangible property used or held for use primarily in the conduct of the Business;

(c)           all toll-free (and other) telephone numbers used primarily in, by or to support the Business;

(d)           all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments primarily related to the Business (collectively, the “Contracts”);

(e)           all prepaid expenses primarily related to the Business, including but not limited to leases and rentals;

(f)            all petty cash primarily related to the Business and located at the operating facilities of the Business (“Petty Cash”);

(g)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties;

(h)           all Intellectual Property Rights (excluding the “Magellan” name and any derivative thereof, or any other Seller Trademarks and Tradenames) primarily related to the Business;

(i)            all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business (other than any PPO licenses, single-service HMO licenses, Knox-Keene licenses, third-party administrator licenses, utilization review organization licenses, and any similar type licenses and/or registrations, maintained by Seller or any of its Subsidiaries);

(j)            all books, records, files and papers, whether in hard copy or computer format, used to conduct the Business (including, without limitation, engineering information, manuals and data, lists of present and former suppliers and providers, claims data, utilization management data and other similar data, personnel and employment records, and any information relating to any Tax imposed on the Purchased Assets); it being understood that to the extent that any of the foregoing is not primarily related to the Business then copies of such books, records, files or papers shall constitute “Purchased Assets”, with originals to be retained by Seller; and

(k)           all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

For the avoidance of doubt, it is understood that the inclusion of any asset in the definition of “Purchased Assets” shall not affect the parties’ respective ownership rights in any such assets prior to the Closing Date.

Section 2.02.  Excluded Assets.    Buyer expressly understands and agrees that the following assets and properties of Seller or its Subsidiaries (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)           all cash and cash equivalents on hand and in banks, except for Petty Cash;

(b)           insurance policies;

(c)           any Tax refunds and credits of Seller (or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member) relating to the Business for the Pre-Closing Tax Period;

(d)           any Intellectual Property Rights that are not primarily related to the Business;

(e)           any claims that Seller may have against Buyer under the MSA;

(f)            any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this

Agreement or the MSA during the period from the date hereof until the Closing Date; and

(g)           the Key Software.

For the avoidance of doubt, it is understood that the omission of any asset from the list of “Excluded Assets” set forth in this Section 2.02 shall not cause any such omitted asset to be purchased under this Agreement (unless such omitted asset is a Purchased Asset under Section 2.01).

Section 2.03.  Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume only the following liabilities (the “Assumed Liabilities”):

(a)           all liabilities and obligations of Seller expressly assumed by Buyer pursuant to Article 9 hereof.

Section 2.04.  Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other Transaction Document or other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any of its Subsidiaries (or any predecessor of Seller or any of its Subsidiaries or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or any of its Subsidiaries (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Excluded Liabilities include, without limitation:

(a)           any liability or obligation of Seller or any of its Subsidiaries relating to or arising out of, directly or indirectly, events, acts, omissions, conditions or facts occurring prior to or existing at the time of the Closing;

(b)           any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes;

(c)           any liabilities or obligations of Seller or any of its Subsidiaries not expressly assumed by Buyer pursuant to Article 9 hereof; and

(d)           any liability or obligation relating to an Excluded Asset.

Section 2.05.  Assignment of Contracts and Rights.  Anything in this Agreement or any other Transaction Document to the contrary notwithstanding,

this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or Seller, or any of their respective Subsidiaries, thereunder.  Seller and Buyer will use their best efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or any of its Subsidiaries thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller or any of its Subsidiaries under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.08.

Section 2.06.  Purchase Price; Allocation of Purchase Price.  (a)  The purchase price for the Purchased Assets (the “Purchase Price”) is $30,000,000 (Thirty Million Dollars), payable through an offset against some or all of Seller’s principal and interest payment obligations under the Note by way of a reduction in the amount of principal and accrued but unpaid interest under the Note, plus cash in the event the Purchase Price exceeds the principal amount of, and all accrued but unpaid interest on, the Note.  The Purchase Price shall be paid as provided in Section 2.07 and shall be subject to adjustment as provided in Section 2.09.

(b)           As soon as practicable after the Closing (but no later than 90 days after the Closing), Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the Purchase Price (and any other items required to be treated as additional purchase price for U.S. federal income tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code.  If within 30 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days.  In the event that Buyer and Seller are unable to resolve such dispute within 20 days, Buyer and Seller shall jointly retain a nationally recognized accounting firm to resolve the disputed items.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller.

(c)           Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including, without limitation filing any Form 8594 required to be filed with its federal income Tax return for the taxable year that includes the date of the Closing).

(d)           If (i) an adjustment is made with respect to the Purchase Price pursuant to Section 2.09 and/or (ii) the Closing Network Adjustment is not reflected in the Allocation Statement submitted by Buyer to Seller in accordance with Section 2.06(b), the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller to reflect such adjustment and/or the Closing Network Adjustment.  In the event that an agreement is not reached within 20 days after the determination of the Final Network Adjustment, any disputed items shall be resolved in the manner described in Section 2.06(b).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.06(c).

(e)           Not later than 30 days prior to the filing of any Form 8594 relating to this transaction required to be filed, the party filing such form shall deliver to the other party a copy of its Form 8594.

Section 2.07.  Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, on December 30, 2005, for and as of December 31, 2005, or at Buyer’s sole election, no later than 10 business day, after satisfaction of the conditions set forth in Article 10, if such conditions were not satisfied on December 30, 2005.

(a)           Buyer shall (i) offset some or all of Seller’s principal and interest payment obligations under the Note (in an aggregate amount equal to the Purchase Price plus the Closing Network Adjustment) by way of a reduction in the amount of principal and accrued but unpaid interest under the Note, and (ii) in the event the Purchase Price plus the Closing Network Adjustment exceeds the offset amounts (the “Shortfall”), deliver to Seller an amount equal to the Shortfall in immediately available funds by wire transfer to an account of Seller with a bank in New York City designated by Seller, by notice to Buyer, which notice shall be delivered not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

(b)           In the event the sum of the Purchase Price and the Closing Network Adjustment is less than the principal amount of, and accrued but unpaid interest on, the Note (after giving effect to the offset contemplated by Section 2.07(a)) (such difference, the “Remaining Note Amount”), then at the Closing Seller shall also make a payment of the Remaining Note Amount to Buyer, such payment to be made by wire transfer of immediately available funds to an account of Buyer with a bank in New York City designated by Buyer, by notice to Seller, which notice shall be delivered not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Buyer in such amount).

(c)           Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(d)           Seller and Buyer shall enter into a Transitional Services Agreement as contemplated by Section 7.06.

(e)           Upon the prior written request of Buyer (exercisable in its sole discretion), Seller and Buyer shall enter into a Network Rental Agreement substantially in the form attached as Attachment 1 to Schedule 3 to the MSA (the “Network Rental Agreement”).

Section 2.08.  Network Adjustment.  (a) No later than 10 days prior to the Closing Date, Buyer will cause to be prepared and delivered to Seller the Closing Network Adjustment Sheet and a certificate based on such Closing Network Adjustment Sheet setting forth Buyer’s good faith calculation of the Closing Network Adjustment estimated as of the Closing Date.  As promptly as practicable, but no later than 120 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller the Revised Network Adjustment Sheet and a certificate based on such Revised Network Adjustment Sheet setting forth Buyer’s calculation of the Revised Network Adjustment as of the 90th day after the Closing Date.  The “Closing Network Adjustment Sheet” means an itemized list of each (i) outpatient provider Aetna Addendum (“Category I Contract”), (ii) partial hospital and intensive outpatient facility provider Aetna Addendum (“Category II Contract”) and (iii) inpatient facility provider Aetna Addendum (“Category III Contract”), in each case (1) which have been entered into pursuant to Section 5 of the MSA and (2) which are effective as of the Closing Date and as to which no notice of termination has been received from the provider thereunder.  The “Closing Network Adjustment” means a dollar amount equal to 95% of the sum of (i) $500 for each Category I Contract, (ii) $2,500 for each Category II Contract and (iii) $5,000 for each Category III Contract, based upon the figures set forth on the Closing Network Adjustment Sheet.  The “Revised Network Adjustment Sheet” means an itemized list of each Category I Contract, Category II Contract and Category III Contract, in each case (1) which have been entered into prior to the Closing Date pursuant to Section 5 of the MSA and (2) which are effective as of the 90th day after the Closing Date and as to which no notice of termination has been received from the provider thereunder; provided that no termination by Buyer (or any of its Affiliates) of any such Aetna Addendum shall result in such Aetna Addendum being deemed “not effective” for purposes of this sentence.  If Buyer shall, subsequent to the Closing Date and prior to the 90th day after the Closing Date, take any action or wrongfully fail to pay any material obligation to a provider, or breach any other material obligation to a provider, in each case causing any provider to terminate (or to deliver notice of termination of) any Aetna Addendum, then the “Revised Network Adjustment” shall be calculated as if such provider had not terminated (or delivered notice of termination) of such Aetna Addendum.  The “Revised Network Adjustment” means a dollar amount equal to 100% of the sum of (i) $500 for each Category I Contract, (ii) $2,500 for each Category II Contract and (iii) $5,000 for each Category III Contract, based upon the figures set forth on the Revised Network Adjustment Sheet.  For purposes of any determination made pursuant to this Section 2.08(a), to the extent that any provider contract qualifies in more than one of Categories I, II and III, then such provider contract shall be considered to be in the one Category that provides for the greatest network adjustment payment hereunder.

(b)           If Seller disagrees with Buyer’s calculation of the Revised Network Adjustment delivered pursuant to Section 2.08(a), Seller may, within 20 days after delivery of the documents referred to in the second sentence of Section 2.08(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Revised Network Adjustment Sheet and the calculation of the Revised Network Adjustment delivered pursuant to Section 2.08(a).

(c)           If a notice of disagreement shall be duly delivered pursuant to Section 2.08(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Revised Network Adjustment, which amount shall not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.08(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.08(b).  If during such period, Buyer and Seller are unable to reach such agreement, then they shall be entitled to exercise their remedies under Section 13.06.

(d)           Buyer and Seller agree that they will cooperate and assist in the preparation of the Closing Network Adjustment Sheet and the Revised Network Adjustment Sheet, the calculation of the Closing Network Adjustment and the Revised Network Adjustment and in the conduct of any reviews referred to in this Section 2.08, including without limitation, the making available to the extent necessary of books, records and personnel.

Section 2.09.  Adjustment of Purchase Price.  (a) If the Closing Network Adjustment exceeds the Final Network adjustment, Seller shall pay to Buyer, as an adjustment to the Purchase Price and in the manner and with interest as provided in Section 2.09(b), the amount of such excess.  If the Final Network Adjustment exceeds the Closing Network Adjustment, Buyer shall pay to Seller, as an adjustment to the Purchase Price and in the manner and with interest as provided in Section 2.09(b), the amount of such excess.  “Final Network Adjustment” means the Revised Network Adjustment (i) as shown in Buyer’s calculation delivered pursuant to the second sentence of Section 2.08(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.08(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.08(c), or (B) in the absence of such agreement, as determined pursuant to Section 13.06.

(b)           Any payment pursuant to Section 2.09(a) shall be made at a mutually convenient time and place within 10 days after the Final Network Adjustment has been determined by delivery by Buyer or Seller, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to this Section 2.09 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the interest rate under the Note.  Such interest shall be calculated daily and shall be payable at the same time as the payment to which it relates.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Each of the Seller Entities is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the business as now conducted.  Each of the Seller Entities is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by each Seller Entity of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller Entity.  Each Transaction Document to which any Seller Entity is a party constitutes a valid and binding agreement of such Seller Entity.

Section 3.03.  Governmental Authorization.  Except as set forth in Schedule 3.03, the execution, delivery and performance by each Seller Entity of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

Section 3.04.  Noncontravention.  The execution, delivery and performance by each Seller Entity of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of such Seller Entity, (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which such Seller Entity is entitled under any provision of any agreement or other instrument binding upon such Seller Entity or by which any of the Purchased Assets is or may be bound or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

Section 3.05.  Required and Other Consents.  (a)  Schedule 3.05(a) sets forth each agreement, contract or other instrument binding upon Seller or any of its Subsidiaries or any Permit requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement or any other Transaction Document (the “Required Consents”).

(b)           Schedule 3.05(b) sets forth each other consent or action by any Person (the “Other Consents”) under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement or any other Transaction Document.

Section 3.06.  Litigation.  There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the know ledge of Seller, threatened (with a reasonable likelihood of being commenced) against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 3.07.  Compliance with Laws and Court Orders.  Neither Seller nor any Subsidiary of Seller is in violation of, has since the date of the MSA violated, or to the knowledge of Seller is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business.

Section 3.08.  Properties.  (a)  Schedule 3.08(a) correctly describes all real property used or held for use in the Business included in the Purchased Assets (the “Real Property”), which Seller or any of its Subsidiaries owns, leases, operates or subleases, any title insurance policies and surveys with respect thereto, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

(b)           Schedule 3.08(b) correctly describes all personal property used or held for use in the Business included in the Purchased Assets, including, without limitation, machinery, equipment, furniture, vehicles, supplies, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller or any of its Subsidiaries owns, leases or subleases, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

(c)           The Seller Entities have good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property or personal property have valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible).  No Purchased Asset is subject to any Lien, except for (i) Liens disclosed on Schedule 3.08(c) or (ii) Liens which do not materially detract from the value of such Purchased Asset, or materially interfere with any present or intended use of such Purchased Asset (collectively, the “Permitted Liens”).

(d)           There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Purchased Assets.

(e)           The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted and as presently planned to be conducted by Buyer.

(f)            All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.  True and complete copies of each such lease have been delivered to Buyer.

(g)           The buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses.

(h)           None of the Purchased Assets is an equity interest in an entity.

Section 3.09.  Sufficiency of and Title to the Purchased Assets.  (a) The Purchased Assets, together with the rights of Buyer under the Transaction Documents (including the arrangements contemplated by Section 2.05), constitute all of the property and assets used or held for use in the Business other than the Key Software and are adequate to conduct the Business as conducted as of the date hereof and as of the Closing Date disregarding the Key Software.

(b)           Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.10.  Intellectual Property.  (a) Schedule 3.10 is a list of all Intellectual Property Rights (i) owned by Seller or its Subsidiaries for use or held for use in the conduct of the Business, and (ii) licensed or sub-licensed by Seller or its Subsidiaries for use or held for use in the conduct of the Business, specifying as to each, (x) the owner of such Intellectual Property Right and (y) the jurisdiction by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application number.  Seller or its Subsidiaries, as applicable, (i) holds all rights, title and interest in and to all Intellectual Property Rights owned by such Person for use or held for use in the conduct of the Business, free and clear of any Lien, and (ii) has a valid and binding license or sublicense to, or other legally enforceable right to, all Intellectual Property Rights used or held for use by such Person in, or necessary for the conduct of the Business, except for the Intellectual Property Rights owned by such Person.

(b)           Neither Seller nor any of its Subsidiaries or any other Person, is in default (or with or without the giving of notice, the lapse of time, or both, would be in default) in any respect under any license, sublicense or other right to use any Intellectual Property Rights used or held for use by Seller or its Subsidiaries in, or necessary for the conduct of the Business.  No Intellectual Property Right used or held for use by the by Seller or its Subsidiaries in, or necessary for the conduct of the Business is subject to any outstanding claim, audit, demand, order, judgment, decree, stipulation or agreement restricting the use thereof by Seller or its Subsidiaries or restricting the licensing thereof by Seller or its Subsidiaries to any Person.  There is no infringement of or unlawful use by any Person of any of (i) Intellectual Property Rights listed in Schedule 3.10, or (ii) the Intellectual Property Rights covered by the last sentence of Section 3.10(a).

Section 3.11.  Licenses and Permits.  Schedule 3.11 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the Business (the “Permits”) together with the name of the government agency or entity issuing such Permit.  Except as set forth on Schedule 3.11, (i) the Permits are valid and in full force and effect, (ii) none of Seller or any of its Subsidiaries is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits and (iii) none of the Permits will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  Except as set forth in Schedule 3.11, upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

Section 3.12.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.13.  Environmental Compliance.  No written notice, request for information, order, complaint or penalty has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation of any Environmental Law, in each case relating to the Purchased Assets or Real Property and arising out of any Environmental Law.  Seller has obtained or caused to be obtained all environmental permits necessary for the operation of the Purchased Assets and the Real Property to comply with all applicable Environmental Laws and Seller is in compliance with the terms of such permits and, with respect to the operation of the Purchased Assets and the Real Property, with all other applicable Environmental Laws.  There has been no written environmental audit conducted within the past five years by Seller of any Purchased Asset or any of the Real Property which has not been delivered to Buyer prior to the date hereof.  For purposes of this Section 3.13, “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

Section 3.14.  Provider Contracts.  Prior to the date of this Agreement, Seller has delivered to Buyer (i) true and complete originals of each executed Aetna Addendum in effect as of the date of this Agreement and (ii) all rates (other than individual facility rates) applicable to the providers who have executed such Aetna Addenda..  Seller is not bound by any arrangements or commitments with any network provider that has executed an Aetna Addendum other than (x) Provider Contracts and (y) arrangements or commitments that are not primarily related to the Business.  Each Provider Contract is a valid and binding agreement of Seller or the Subsidiary of Seller that is party thereto, is in full force and effect and is in compliance with applicable laws.  None of Seller, Seller’s Subsidiaries or, to the knowledge of Seller, any other party thereto is in default or breach under the terms of any such Provider Contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01.  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Pennsylvania and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  Each Transaction Document constitutes a valid and binding agreement of Buyer.

Section 4.03.  Governmental Authorization.  Except as set forth in Schedule 4.03, the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree.

Section 4.05.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

Section 4.06.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01.  Conduct of the Business.  From the date hereof until the Closing Date, Seller shall, and shall cause each of its Subsidiaries to, conduct the Business in accordance with the MSA and, to the extent not addressed in the MSA, in the ordinary course consistent with past practice, and shall use its best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business. On or prior to September 1, 2005, Seller will provide Buyer with true and complete copies (which copies may be in an electronic scanned form that is deemed acceptable by the Buyer and is reasonably organized and searchable) of (i) each executed Aetna Addendum in effect as of such date (excepting those previously provided pursuant to Section 3.14 hereof) and (ii) each executed network provider contract underlying each Aetna Addendum (including those previously provided pursuant to Section 3.14 hereof), including each applicable amendment and compensation schedule, including all of the individual facility rates, in effect as of such date (collectively, the “Provider Contracts”), and, prior to the Closing, shall provide Buyer with copies of any additional copies of any such documents executed after such date. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not and will cause each of its Subsidiaries not to:

(a)           with respect to the Business acquire a material amount of assets from any other Person;

(b)           sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

(c)           modify the compensation or benefits of any Dedicated Staff except for increases in the ordinary course consistent with past practice; provided that any modification to the compensation or benefits of any Dedicated Staff with a base salary in excess of $75,000 per year shall require the consent of Buyer except for merit increases in the ordinary course of business consistent with past practice planned to go into effect in March 2005, and provided that the average base salary increase for all such Dedicated staff with base salaries in excess of $75,000 is not greater than four percent (4%) of current base salaries;

(d)           agree or commit to do any of the foregoing; or

(e)           (i) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

Section 5.02.  Access to Information; Confidentiality.  (a)  From the date hereof until the Closing Date, Seller will, and will cause each of its Subsidiaries to, (i) give Buyer, its Subsidiaries, counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller or its Subsidiaries relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business (including any information necessary in the credentialing of providers) as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and its Subsidiaries to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or its Subsidiaries.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

(b)           After the Closing, Seller and its Subsidiaries will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Subsidiaries or (iii) later lawfully acquired by Seller or its Subsidiaries from sources other than those related to its prior ownership of the Business.  The obligation of Seller and its Subsidiaries to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)           On and after the Closing Date, Seller will, and will cause each of its Subsidiaries to, afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller or its Subsidiaries.

Section 5.03.  Notices of Certain Events.  Seller shall promptly notify Buyer of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(b)           any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Transaction Documents;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, any of its Subsidiaries or the

Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.06 or that relate to the consummation of the transactions contemplated by the Transaction Documents; and

(d)           the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.  Confidentiality;Access to Information.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Subsidiaries will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, Seller or any of its Subsidiaries furnished to Buyer or its Subsidiaries in connection with the transactions contemplated by the Transaction Documents, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer or any of its Subsidiaries, (ii) in the public domain through no fault of Buyer or its Subsidiaries or (iii) later lawfully acquired by Buyer or its Subsidiaries from sources other than Seller; provided that Buyer and any Subsidiary of Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by the Transaction Documents and to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated by the Transaction Documents so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its Subsidiaries to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its Subsidiaries will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Subsidiaries or on their behalf from Seller or its Subsidiaries in connection with this Agreement that are subject to such confidence.  On or after the Closing Date, Buyer will, and will cause each of its Subsidiaries to  reasonably cooperate with Seller and its agents and to provide Seller and its agents with information reasonably necessary to comply with regulatory reporting requirements (e.g., information for utilization management and third party administrative reports).

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.  Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents.  Seller and Buyer agree to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings and to take or to cause to be taken such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents and to vest in Buyer good and marketable title to the Purchased Assets.

(b)           Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 7.02.  Certain Filings.  Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby or by any other Transaction Document and, except for any press releases the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release prior to such consultation.

Section 7.04.  Trademarks; Tradenames.  (a) Except as set forth in the other subsections of this Section 7.04, after the Closing, Buyer and its Subsidiaries shall not use any of the marks or names set forth on Schedule 7.04 (collectively or individually as the context requires, the “Seller Trademarks and Tradenames”).

(b)           Buyer agrees to use reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings and other fixed assets as soon as possible within a period not to exceed one year after the Closing Date.

Section 7.05.  WARN Act.  The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by the Transaction Documents.  Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Relevant Employees.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any Non-Relevant Employees.

Section 7.06.  License Agreement; Provision of Services.  (a)  Intentionally Omitted.

(b)           For a period of 45 days following the Closing Date, Seller shall, and shall cause its Subsidiaries to, provide at Buyer’s request payroll, accounts receivable collection, accounts payable/cost accounting, general accounting and financial reporting, IT systems operation and technical support, and human resources and employee benefits services, as well as the claims processing, utilization management and similar services (utilizing, to the extent elected by Buyer, Seller’s systems) (together with such other services as are reasonably necessary to operate the Business in the ordinary course consistent with past practices) to Buyer of the type Seller and its Subsidiaries have provided to the Business prior to the Closing Date.  Such services shall be provided at a cost equal to the direct and indirect costs Seller or the applicable Subsidiary of Seller assesses to Subsidiaries of Seller from time to time for the same or similar services as of the Closing Date (including any cost specifically associated with providing such services but excluding any cost attributable to general overhead allocation), plus a fee equal to 10% of such direct and indirect costs.  Such services shall be of a quality and scope at least equal to the quality and scope of similar services being provided to the Business as of such date.  In the event the Claims Processing Business is purchased by Buyer under this Agreement, then subsequent to such purchase, Buyer shall pay on Seller’s behalf (and Seller shall, within five business days, reimburse Buyer for any such payments) all amounts due and owing to providers in respect of claims relating to services provided by such providers prior to the Closing Date.  Prior to Closing, the parties will agree on documentation (the “Transitional Services Agreement”) setting forth the detailed terms of Seller’s and Buyer’s obligations under this Section 7.06(b).

Section 7.07.  Additional Assets.  To the extent that Seller or any of its Subsidiaries own any assets that are neither Purchased Assets nor the Key Software, but that are necessary or appropriate to ensure that the Buyer is able to operate the Business after the Closing Date in a manner consistent with past practice of Seller before the Closing Date, then Buyer and Seller shall work together in good faith to enter into an arrangement that will provide Buyer with access to such assets as may be reasonably necessary in the conduct of the Business after the Closing Date.

ARTICLE 8
TAX MATTERS

Section 8.01.  Tax Definitions.  The following terms, as used in this Agreement, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Pre-Closing Tax Period” means, collectively, (i) all Tax periods ending on or before the Closing Date and (ii) with respect to a Tax period that commences before and ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any domestic or foreign governmental authority responsible for the imposition of any such tax (a “Taxing Authority”), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Section 8.02.  Tax Representations and Warranties.  Seller represents and warrants to Buyer that:

(a)           Except for Taxes set forth on Schedule 8.02 (which Taxes shall not be material, individually or in the aggregate) Seller has timely paid all Taxes required to be paid, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or the Purchased Assets or would result in Buyer becoming liable therefor.

(b)           Seller has established, in accordance with generally accepted accounting principles consistently applied, adequate reserves for the payment of all Taxes not yet due that arise from or with respect to the Purchased Assets or the Business, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or the Purchased Assets or would result in Buyer becoming liable therefor.

Section 8.03.  Responsibility for Taxes.  (a) Seller shall timely pay all Taxes that arise from or with respect to the Purchased Assets or the Business and that are incurred in or attributable to the Pre-Closing Tax Period.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c)           Apportioned Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law.  The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.03(b).  Upon payment of any such Apportioned Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.03(b), together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the receipt of such statement.

Section 8.04.  Tax Cooperation.  Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date.  At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records (to the extent that such books and records may be relevant to a Tax matter of such party).  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

Section 8.05.  Transfer Taxes.  (a) In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under a plan confirmed under Section 1129 of the Bankruptcy Code shall not be taxed under any law imposing a stamp or similar tax.  The instruments transferring the Purchased Assets to Buyer shall contain the following endorsement: “Because this Assignment and Assumption Agreement has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of New York relating to a plan of reorganization of Magellan Health Services, Inc., it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. §1146(c).”

(b)           In the event sales, use or other transfer Taxes are assessed at Closing or at any time thereafter on the transfer of any Purchased Assets, such Taxes incurred as a result of the transactions contemplated hereby shall be borne 50% by Buyer and 50% by Seller.  The party that is responsible under applicable law for filing a return and other documentation with respect to any such transfer Taxes and paying such transfer Taxes to a Taxing Authority shall be entitled to receive from the other party, no later than on the date of payment, an amount equal to 50% of such Taxes.  Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01.  ERISA Representations.  Seller represents and warrants to Buyer that:

(a)           Schedule 9.01(a) lists each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, which (1) is subject to any provision of ERISA, (2) is or at any time has been maintained, administered or contributed to by Seller or any of its ERISA Affiliates and (3) covers or covered in the past any member of the Dedicated Staff (hereinafter referred to collectively as the

“Employee Plans”).  “Dedicated Staff” means the employees reasonably necessary to deliver the services required under the MSA, excluding, however, any employees performing functions in the Claims Processing Business.

(b)           (i) No Employee Plan is a “Multiemployer Plan” (within the meaning of Section 3(37) of ERISA) and no Employee Plan is subject to Title IV of ERISA (a “Defined Benefit Plan”).

(ii)           Neither Seller nor any of Seller’s Subsidiaries has incurred any liability under Title IV of ERISA arising in connection with the termination of or complete or partial withdrawal from any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Subsidiaries.  Seller warrants that the Closing will not result in the imposition or assessment against Buyer or the Purchased Assets of any liability with respect to any Multiemployer Plan, Defined Benefit Plan or any employee benefit plan sponsored or contributed to at any time by Seller or any Subsidiary of Seller.  Seller agrees to indemnify and hold harmless Buyer with respect to imposition or assessment against Buyer or the Purchased Assets of any liability related to any obligation to contribute to or otherwise relating to or arising out of any Multiemployer Plan, Defined Benefit Plan or Employee Plan.

(c)           Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, has been determined by the Internal Revenue Service to be so qualified and Seller knows of no fact or set of circumstances that has adversely affected, or is reasonably likely to adversely affect, the qualification of such Employee Plan prior to the Closing, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

(d)           True and complete copies (including any amendments thereto) of all of the following documents have been provided or otherwise made available to Buyer: (i) Employee Plan documents, any trust instruments, insurance contracts, written interpretations and written descriptions forming a part of any Employee Plan; (ii) the most recent determination or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to each Employee Plan; (iii) for the most recent plan year, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Employee Plan; (iv) all summary plan descriptions for each Employee Plan which is required to prepare and distribute summary plan descriptions.

(e)           Each Employee Plan and each related trust agreement, annuity contract or other funding instrument is in substantial compliance, both as to form and operation, with its terms and is in substantial compliance with applicable law

(including, where applicable, ERISA and the Code), except where the failure to so administer such Employee Plan has been corrected in accordance with the IRS Employee Plan Compliance Resolution System and will not result in the disqualification of any of such Employee Plan.

(f)            None of Seller, any of its Subsidiaries or any ERISA Affiliates has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code to which any Employee Plan or any other employee benefit plan sponsored or contributed to by Seller or any Subsidiary of Seller is subject which could result in imposition or assessment on the Purchased Assets or Buyer of any liability.  None of Seller, any of its Subsidiaries or any ERISA Affiliates has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan or any other employee benefit plan sponsored or contributed to by Seller or any Subsidiary of Seller which could result in imposition or assessment on the Purchased Assets or Buyer of any liability.  The Secretary of Labor has not assessed Seller or any of its Subsidiaries a civil penalty under Section 502(l) of ERISA that remains unpaid.

(g)           None of the Seller, its Subsidiaries or any ERISA Affiliate has any liability for unpaid contributions with respect to any Employee Plan or any other employee benefit plan sponsored or contributed to by Seller or any Subsidiary of Seller.  The Seller, its Subsidiaries or an ERISA Affiliate has made all required contributions under each Employee Plan or any other employee benefit plan sponsored or contributed to by Seller or any Subsidiary of Seller, for all prior periods and proper accruals have been made and are reflected on the appropriate balance sheet and books and records.  No Employee Plan is subject to any tax under Section 511 of the Code.

(h)           Schedule 9.01(h) includes a list of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is not an Employee Plan, (2) is entered into, maintained or contributed to, as the case may be, by Seller or any of its ERISA Affiliates and (3) covers or covered in the past any member of the Dedicated Staff.  Such contracts, policies, plans and arrangements as are described above, true and complete copies or descriptions of all of which have been made available or furnished previously to Buyer are hereinafter referred to collectively as the “Benefit Arrangements.”  Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable law.

(i)            With respect to the Dedicated Staff, there are no employee post-retirement medical or health plans in effect, except as required by Section 601 of ERISA.

(j)            Seller warrants that neither the execution and delivery of this Agreement by Seller, nor the consummation of the transaction contemplated hereby, will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan, Benefit Arrangement, program or employment agreement including, without limitation, the acceleration of vesting or exercisability of any stock options, the acceleration of vesting of any restricted stock, the acceleration of accrual or vesting of any benefits under any pension benefit plan or the acceleration or creation of any rights under any severance plan, parachute provision or change in control provision that would result in the imposition of any liability on Buyer or the Purchased Assets.

(k)           The Purchased Assets are not now nor will they after the passage of time be subject to any Lien imposed under Section 412(n) of the Code by reason of the failure of Seller or its Subsidiaries to make timely installments or other payments required by Section 412 of the Code.

(l)            There are no pending or, to the knowledge of Seller, threatened claims (other than routine requests for benefits) by, on behalf of or against any of the Employee Plans or any trusts related thereto. No Employee Plan is, or within the last three (3) years has been, the subject of examination or audit by a governmental authority or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(m)          Neither Seller nor any of its Subsidiaries is, with respect to the Business, a party to or bound by any collective bargaining agreement nor, with respect to the Business, has Seller or its Subsidiaries experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller and its Subsidiaries have not committed any unfair labor practice with respect to the Business.  None of the stockholders, directors, officers, or employees with responsibility for employment matters of Seller or its Subsidiaries has any knowledge of any organizational effort presently being made or threatened by, or on behalf of, any labor union with respect to the Business.

Section 9.02.  Employee and Offers of Employment.  (a) Buyer may, on or prior to the Closing Date and in its sole discretion, offer to employ each employee of Seller who is a member of the Dedicated Staff (all such employees who receive such an offer being referred to herein as “Relevant Employees”) effective on the Closing Date (or, in the case of Relevant Employees who are on disability or leave of absence, as soon as they are removed from disability status or return from leave) with salary or wages consistent with the salary or wages provided by Seller to such Relevant Employee immediately prior to the Closing Date; provided, however, that Buyer shall be obligated to hire any such Relevant Employee on disability status or leave only if (i) Buyer is, on the date of such Relevant Employee’s removal from disability status or return from leave, operating the facility at which the Relevant Employee was last employed, and (ii) the Relevant Employee accepts Buyer’s offer of employment.  Buyer’s offers of employment shall not require any Relevant Employee to relocate his or her site of employment more than 35 miles from the site in effect immediately prior to the Closing Date.  Buyer and Seller shall cooperate in ensuring that benefit coverage for Relevant Employees prior to Closing is coordinated with coverage provided after the Closing.

(b)           (i) Schedule 9.02(b) sets forth for each member of the Dedicated Staff his or her name, title, base salary and target bonus (excluding any long-term incentive plan bonus).  Seller will fully cooperate with Buyer’s efforts to hire any Relevant Employees.  Seller shall provide (and shall amend its severance or bonus plans to the extent necessary to provide) that Relevant Employees (other than Dennis P. Moody) will not be entitled to treat the offer from Buyer or any subsequent employment with Buyer as a “termination” of employment with Seller or similar event for purposes of any Employee Plan or Benefit Arrangement.  Seller makes no representation as to whether Relevant Employees will accept employment with Buyer.

(ii)           During the 12-month period beginning on the day following the Closing Date, (i) Seller shall not solicit, hire or employ any Relevant Employee (other than Dennis P. Moody) and (ii) Buyer shall not solicit, hire or employ any Dedicated Staff who is not a Relevant Employee, or any Relevant Employee who does not accept an offer the employment contemplated by Section 9.02(a) (collectively, “Non-Relevant Employees”) or any other employee of Seller.

(iii)          Seller shall cooperate and assist with the implementation of any retention or incentive bonus arrangement with respect to any Relevant Employees that Buyer, in its sole direction, elects to adopt; provided, however, that the cost of any such arrangements shall be borne by Buyer.

(c)           No later than 35 days prior to the Closing Date Seller shall provide Buyer with written notice of any changes to the information set forth in Schedule 9.02(b).  No later than 30 days prior to the Closing Date Buyer shall provide Seller a list of the members of the Dedicated Staff who will not be given offers of employment pursuant to Section 9.02(a).  During the 60-day period beginning on the Closing Date, no more than 20 positions in the Business formerly held by Non-Relevant Employees will be filled by the transfer of Buyer employees to the employment site of such Non-Relevant Employees.  No later than 60 days after the Closing Date Buyer shall provide Seller written information about the positions in the Business held by Non-Relevant Employees that will be filled by Buyer employees.

(d)           If Seller terminates the employment of any Non-Relevant Employee (other than Dennis P. Moody) during the 60-day period beginning on the Closing Date, Buyer shall be responsible for and shall promptly reimburse Seller for 50% of the severance costs paid to each such Non-Relevant Employee.  Seller shall be solely responsible, and Buyer shall have no liability, for any severance costs in respect of any other Non-Relevant Employees.

Section 9.03.  Seller’s Employee Benefit Plans.  (a) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each current or former member of the Dedicated Staff (including any beneficiary thereof).  Except as expressly set forth in Section 2.03 and this Article 9, Seller or its designated Subsidiary shall retain all liabilities and obligations in respect of Relevant Employees under the Employee Plans and Benefit Arrangements, and neither Buyer nor any of its Subsidiaries shall have any liability with respect thereto.  No assets or liabilities of any Employee Plan or Benefit Arrangement shall be transferred to, or assumed by, Buyer or any of its Subsidiaries or to any plan of Buyer or any of its Subsidiaries.

(b)           Seller’s plans shall be responsible for medical expenses covered by Seller’s welfare benefit plans; provided that such expenses were incurred prior to the Closing Date regardless of whether payments are made after Closing.  As of the Closing, any member of the Dedicated Staff who is receiving benefits under Seller’s short-term disability program shall be deemed to be an employee of Seller until such time as such employee is no longer eligible for Seller’s short-term disability program. If at such time the employee is eligible for long-term disability benefits or disability retirement, the employee shall receive such benefits under Seller’s long-term disability program or pension plan.

(c)           Seller shall vest all Relevant Employees in all benefits accrued through the Closing Date under Seller’s Employee Plans that are intended to qualify under Section 401(a) of the Code.

(d)           Seller will remain responsible for (i) all benefits payable to members of the Dedicated Staff who, as of the close of business on the day immediately preceding the Closing Date, were determined to be totally and permanently disabled in accordance with the applicable provisions of Seller’s health, accident, sickness, salary continuation, or short-term or long-term disability benefit plans or programs, and (ii) all benefits payable to members of the Dedicated Staff, who as of the close of business on the business day immediately preceding the Closing Date, were receiving short-term disability benefits in accordance with the applicable provisions of Seller’s short-term disability benefit- plans or programs; and (iii) all benefits payable to members of the Dedicated Staff who, as of the close of business on the business day immediately preceding the Closing Date, were on any type of leave other than vacation leave.

Section 9.04.  Buyer Benefit Plans.  (a) Buyer’s health and welfare plans shall be responsible for health and accident claims incurred after the Closing Date relating to Relevant Employees.  With respect to each Relevant Employee:

(i)            Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such Relevant Employee to the extent such exclusion, restriction, limitation, or requirement has been waived, satisfied or does not apply under the terms of any Employee Plan prior to Closing.

(ii)           Buyer shall apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Relevant Employee under Seller’s welfare benefit plans during the current plan year.

(b)           Buyer shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual and compensation arrangements) under its employee benefit plans, the service of any Relevant Employee with Seller or any of its affiliates prior to the Closing Date.

(c)           Seller shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any member of the Dedicated Staff (or beneficiary thereof) who is not a Relevant Employee in accordance with law with respect to any “qualifying event” occurring on, prior to, or after the Closing Date.  Buyer shall be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Relevant Employee in accordance with law with respect to any “qualifying event” which occurs on or after the Closing Date.

(d)           Buyer shall be responsible for all workers’ compensation benefits payable to Relevant Employees with respect to injuries to Relevant Employees occurring after the Closing Date.

(e)           Seller shall be responsible for all vacation earned by Relevant Employees but not taken as of the Closing Date in excess of the lesser of (i) seven days or (ii) the number of annual carryover days permitted under Seller’s policy applicable to its employees generally at the Closing Date, in each case per Relevant Employee.

Section 9.05.  No Third Party Beneficiaries.  No provision of this Article 9 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Subsidiaries in respect of continued employment (or resumed employment) with either Buyer or any of its Subsidiaries and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Subsidiaries.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(c)           All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Each Seller Entity shall have performed in all material respects all of its obligations under the Transaction Documents and the MSA required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (A) that are qualified by materiality shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality shall be true in all material respects at and as of the Closing Date as if made at and as of such time, in each case individually and in the aggregate, and (iii) Buyer shall have received a certificate signed by the Vice President of Seller to the foregoing effect.

(b)           There shall not be threatened (with a reasonable likelihood of being commenced), instituted or pending any action or proceeding by any Person before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Subsidiaries of all or any material portion of the Purchased Assets or the business or assets of Buyer or any of its Subsidiaries or to compel Buyer or any of its Subsidiaries to dispose of all or any material portion of the Purchased Assets or of Buyer or any of its Subsidiaries or (ii) seeking to require divestiture by Buyer or any of its Subsidiaries of any Purchased Assets.

(c)           There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Purchased Assets, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the purchase of the Purchased Assets, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 10.02(b)(i) and 10.02(b)(ii) above.

(d)           Each Seller Entity shall have received all Required Consents (or entered into alternative arrangements (other than with respects to leases of Real Property) as contemplated by Section 2.05) and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03 in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e)           Buyer shall have obtained an ALTA extended coverage form of owner’s or leasehold owner’s title insurance policies, or binders to issue the same, dated the Closing Date and in amounts satisfactory to Buyer insuring or committing to insure, at ordinary premium rates without any requirement for additional premiums, good and marketable title to the Real Property being transferred pursuant to the terms of this Agreement free and clear of any Liens, except for Permitted Liens.

(f)            The Transitional Services Agreement and the License Agreement, in each case in form and substance satisfactory to Buyer in its reasonable discretion, shall have been entered into by Seller or one of its Subsidiaries, on the one hand, with Buyer or one of its Subsidiaries, on the other.

(g)           Upon the prior written request of Buyer (exercisable in its sole discretion), a Network Rental Agreement in form and substance satisfactory to Buyer in its reasonable discretion shall have been entered into by Seller or one of its Subsidiaries, on the one hand, with Buyer or one of its Subsidiaries, on the other.

(h)           Buyer shall have received all documents it may reasonably request relating to the existence of each Seller Entity and the authority of each Seller Entity for each Transaction Document to which it is a party, all in form and substance reasonably satisfactory to Buyer.

Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Buyer shall have performed in all material respects all of its obligations under the Transaction Documents and the MSA required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, in each case individually and in the aggregate, and (iii) Seller shall have received a certificate signed by the Vice President of Buyer to the foregoing effect.

(b)           Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 4.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

(c)           Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for each Transaction Document to which it is a party, all in form and substance reasonably satisfactory to Seller.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival.  The representations and warranties of the parties hereto contained in this Agreement or in any other Transaction Document or in any certificate or other writing delivered pursuant to or in connection with any Transaction Document shall survive the Closing until the second anniversary of the Closing Date; provided that the representations and warranties contained in Articles 8 or 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later and; provided, further, that the representations and warranties set forth in Sections 3.02, 3.08, 3.09, 3.12, 3.13, 4.02 and 4.06 shall survive indefinitely.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.  The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article 11) contained in this Agreement or in any other Transaction Document shall survive indefinitely.

Section 11.02.  Indemnification.  (a) Seller hereby indemnifies Buyer, its Subsidiaries and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, with respect to any Person, such Person’s “Representatives”) against and agrees to hold each of them harmless on an after-Tax basis (as described in Section 11.05) from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by them arising out of:

(i)            any misrepresentation or breach of warranty (disregarding any qualification or exception contained in such representation or warranty relating to materiality), covenant or agreement made or to be performed by Seller or any other Seller Entity pursuant to any of the Transaction Documents;

(ii)           any Excluded Liability (including, without limitation, the failure of any Seller Entity to perform or in due course pay and discharge any Excluded Liability); or

(iii)          the enforcement of their rights under this Section 11.02.

The fact that the survival period with respect to any representation or warranty has terminated or that indemnification for breaches of representations and warranties is subject to the limitations set forth in this Section 11.02(a) shall not limit or affect in any respect the Seller’s indemnification obligations with respect to any Excluded Liabilities (even if such Excluded Liability is also the subject of a representation or warranty).

(b)           Buyer hereby indemnifies Seller, its Subsidiaries and their respective Representatives against and agrees to hold each of them harmless on an after-Tax basis (as described in Section 11.05) from any and all Damages incurred or suffered by them arising out of:

(i)            any misrepresentation or breach of warranty (disregarding any qualification or exception contained in such representation or warranty relating to materiality), covenant or agreement made or to be performed by Buyer pursuant to any of the Transaction Documents;

(ii)           any Assumed Liability (including, without limitation, any failure by Buyer to perform or in due course pay and discharge any Assumed Liability); or

(iii)          the enforcement of their rights under this Section 11.02.

Section 11.03.  Procedures for Third Party Claims.  (a) The parties seeking indemnification under Section 11.02 (the “Indemnified Parties”) agree to give prompt notice to the parties against whom indemnity is sought (the “Indemnifying Parties”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 11.02 (the “Third Party Claims”).  The failure by any Indemnified Party so to notify the Indemnifying Parties shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.03, except to the extent such failure shall actually prejudice an Indemnifying Party.

(b)           Upon receipt of notice from the Indemnified Parties pursuant to Section 11.03(a), the Indemnifying Parties will, subject to the provisions of Section 11.03(c), assume the defense and control of such Third Party Claims but shall allow the Indemnified Parties a reasonable opportunity to participate in the defense of such Third Party Claims with their own counsel and at their own expense (except as provided in Section 11.03(d)).  The Indemnifying Parties shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Parties; shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims.  The Indemnified Parties shall, and shall cause each of their Subsidiaries and Representatives to, cooperate fully with the Indemnifying Parties in the defense of any Third Party Claim defended by the Indemnifying Parties.

(c)           The Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; but only if the Indemnifying Parties shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply or adversely affect any Indemnified Party or to the conduct of any Indemnified Party’s business; and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)           The Indemnifying Parties shall also be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim if such Third Party Claim, if successful, is likely to result in a judgment, decree or order of injunction or other equitable relief or relief for other than money Damages against such Indemnified Party.

Section 11.04.  Procedures for Direct Claims.  In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.04, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.  If the Indemnifying Party does not notify the Indemnified Party within 30 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article 11, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 13.06.

Section 11.05.  Purchase Price Adjustment and Interest.  Any amount paid by a party to another party under Section 11.02 will be treated for all Tax purposes as an adjustment (which shall be allocated pursuant to the procedures set forth in Section 2.06) to the Purchase Price unless a Final Determination (as defined below) causes any such amount not to constitute such an adjustment for federal income Tax purposes.  In the event of such a Final Determination, the payor party shall pay an additional amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes.  Any payment required to be made by a party under Section 11.02 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.  A “Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), or (ii) the payment of Tax by Buyer, Seller or any of their

Subsidiaries, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

ARTICLE 12
TERMINATION

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer if the Closing shall not have been consummated on or before June 30, 2006 (which date may be extended by Aetna in its sole discretion as provided in Section 9(B) of the MSA, so long as Aetna agrees to extend the term of the MSA until such date of Closing (it being understood that the MSA shall be so extended if Aetna so elects)); or

(c)           by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 12.01(b) and 12.01(c) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Section 6.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Aetna Inc.
151 Farmington Avenue
Hartford, Connecticut 06156
Attention:, Louis Briskman, General Counsel
Fax: (860) 273-8340

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: David L. Caplan
Fax: (212) 450-4800

if to Seller, to:

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, Maryland  21046

Attention:  President and General Counsel

Fax:  (410) 953-4715

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Subsidiaries, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

Section 13.05.  Governing Law.  Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 13.09.  Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.

By:	/s/ John Bridge
Name: John Bridge
Title: Vice President - Development

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Daniel N. Gregoire
Name: Daniel N. Gregoire
Title: Executive Vice President, General Counsel

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of December 30, 2005, between AETNA INC., a Pennsylvania corporation (“Buyer”), and [MAGELLAN HEALTH SERVICES, INC.] [OTHER SELLER ENTITIES], a Delaware corporation (“Seller”).

W I T N E S S E T H :

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated [                     , 200   ] between Buyer and Seller, (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.             (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b)           Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts except to the extent liabilities thereunder constitute Excluded Liabilities.

2.             This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

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3.             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AETNA INC.

By:
Name:
Title:

[MAGELLAN HEALTH SERVICES, INC.] [OTHER SELLER ENTITIES]

By:
Name:
Title:

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